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                                                                      EXHIBIT 99





MEDIA CONTACTS:                                            INVESTOR CONTACT:
Skip Colcord                 Anne McCarthy                 Pat Weller
781-386-6624                 781 386-3171                  781 386-6603
colcors@polaroid.com         mccarta1@polaroid.com         wellerp@polaroid.com





                  POLAROID RECEIVES EXTENSION OF BANK WAIVERS;
                   $10 MILLION INCREASE IN CREDIT AVAILABILITY
               -- COMPANY NEGOTIATES AGREEMENT WITH BONDHOLDERS --


         CAMBRIDGE, MASS., -- AUGUST 10, 2001 -- Polaroid Corporation (NYSE:
PRD) today announced it has received a one-month extension of waivers on its bank loan covenants and a $10 million increase in availability under its domestic credit facility enhancing the company's near-term liquidity and operational stability. Separately, Polaroid extended secured creditor status to its bondholders in a move to help facilitate the restructuring of its debt.

         "This news allows us to continue on a business-as-usual basis as we negotiate with bondholder representatives and bank lenders and explore strategic options for the company's future," said Gary T. DiCamillo, chairman and chief executive officer of Polaroid.

         Under terms of the bank agreements, Polaroid received an extension to November 15 of its domestic and international loan-covenant waivers, which were due to expire on October 12. The company also received a $10 million increase in availability under its domestic credit facility. These actions will facilitate the implementation of a series of initiatives aimed at strengthening Polaroid's financial performance, while it restructures its debt.

                                   -- more --


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                                                       POLAROID BANK WAIVERS - 2

         "The $10 million increase in credit availability and waiver extension are positive steps," noted William L. Flaherty, executive vice president and chief financial officer. "These actions support the company's continuing ability to conduct its day to day business activities and meet its obligations to suppliers, vendors and employees."

         As a result of negotiations with an ad hoc committee of bondholders and their legal and financial advisors, Polaroid pledged two additional properties in Massachusetts as security against both bank and bond debt. The ad hoc bonderholders' committee, which negotiated with the company on this arrangement, has retained the law firm of Akin, Gump, Strauss, Hauer & Feld, L.L.P. and financial advisor Houlihan Lokey Howard & Zukin.

          "We have begun our dialogue with the company and believe that the interests of Polaroid's bondholders are best served in a stable negotiating environment," said a bondholder on the ad hoc committee. "With this arrangement, Polaroid and its banks have demonstrated sufficient effort to address bondholder concerns to give us confidence that we can continue our due diligence and negotiations toward an acceptable resolution."

         A copy of the new waiver will be available in the Form 8-K to be filed with the Securities and Exchange Commission.

         Polaroid Corporation is the worldwide leader in instant imaging. Polaroid supplies instant photographic cameras and films; digital imaging hardware, software and media; secure identification systems; and sunglasses to markets worldwide. Visit the Polaroid web site at WWW.POLAROID.COM.

                                   -- more --


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                                                       POLAROID BANK WAIVERS - 3



         "Polaroid" is a registered trademark of Polaroid Corporation, Cambridge, Mass. 02139

Statements in this release may be forward-looking with the meaning of the Private Securities Litigation Reform Act of 1995. Actual events will be dependent upon factors and risks including, but not limited to, the company's ability to: successfully refinance, restructure and/or extend the maturity of its existing credit facilities; cure the events of default under its indentures; continue to operate in the ordinary course and manage its relationships with its creditors, including its lenders, noteholders, vendors and suppliers, employees and customers given the company's financial condition; access alternative sources of financing if it is unable to refinance, restructure and/or renegotiate its credit agreements; limit the amount of time the company's management and officers devote to restructuring and exploring strategic alternatives, in order to also allow them to run the company's business and implement its business strategy and retain a number of its key senior managers and other employees to implement the company's business and financial strategy; avoid net losses which could require the company to find additional sources of financing to fund its operations, implement its financial and business strategies, meet anticipated capital expenditures, research and development costs and financing commitments; implement its business strategy of reducing costs and improving cash flow, managing its instant imaging business for cost and profitability and developing its digital imaging strategy; compete successfully in the instant imaging market against larger and stronger competitors; to retain its top customers and limit the company's vulnerability to general adverse economic conditions; sell and market its products worldwide; retain sole source and other limited source supplies; find suitable manufacturers to which the company can outsource certain of its products; continue to protect its intellectual property; and the company's ability to manage other uncertainties and risk factors, such as those described from time to time in the company's filings with the Securities and Exchange Commission, including its Quarterly Report on Form 10-Q for the quarterly period ended July 1, 2001.

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